EXHIBIT 99.1

News Release

First Solar, Inc. Announces Second Quarter 2014 Financial Results

•	Net sales of $544 million

•	GAAP earnings per fully diluted share of $0.04

•	Cash and Marketable Securities of $1.3 billion, Net Cash of $1.2 billion

•	Maintain 2014 guidance for EPS of $2.40 to $2.80 and operating cash flow of $300 - $500M

•	New world record for CdTe cell efficiency at 21.0%

•	812MWdc of new bookings since Q1. Year to date bookings is 1,216MWdc

TEMPE, Ariz., Aug. 5, 2014 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the second quarter of 2014. Net sales were $544 million in the quarter, a decrease of $406 million from the first quarter of 2014. The sequential decrease in net sales is primarily attributable to achieving revenue recognition on our Campo Verde project in the prior quarter and project delays in the second quarter which resulted in the deferral of some revenue recognition to the second half of the year.

The Company reported a second quarter GAAP earnings per fully diluted share of $0.04, compared to earnings of $1.10 in the prior quarter. The decrease in net income compared to the prior quarter was due to the aforementioned Campo Verde project sale in the first quarter and project delays, partially offset by lower operating expenses.
Cash and Marketable Securities at the end of the second quarter were approximately $1.3 billion, a decrease of approximately $30 million compared to the prior quarter. Cash flows from operations were $118 million in the second quarter.
The Company also maintained its full year 2014 earnings per share guidance of $2.40 to $2.80 and operating cash flow guidance of $300 to $500 million. This guidance is highly dependent on, among other factors, the construction progress and sales process related to certain utility scale power plants. Any changes in expected timing of these activities would defer earnings and operating cash flow to subsequent fiscal periods and result in a substantial impact on these guidance targets.
First Solar also announced a new record cell efficiency of 21.0%, which improves upon the prior record of 20.4% announced earlier this year. This new record represents a milestone as CdTe cell efficiency now exceeds the world records for both multi-crystalline silicon and CIGS thin film technologies.
“While project delays in Q2 resulted in deferring some earnings to later in the year we remain on track to our financial targets for the year and reaffirm our full-year 2014 EPS and operating cash flow guidance,” said Jim Hughes, CEO of First Solar. “In addition I am proud of the execution by the organization as demonstrated by a new record cell efficiency and new bookings of over 800MWdc.”
First Solar has scheduled a conference call for today, August 5, 2014 at 4:30 p.m. ET to discuss this announcement. Investors may access a live webcast of this conference call by visiting http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Monday, August 11, 2014 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 8760188. A replay of the webcast will be available on the Investors section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced module and system technology. The Company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, solar module efficiency and balance of systems (“BoS”) cost reduction roadmaps, restructuring, product reliability and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to reduce the costs to construct photovoltaic (“PV”) solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A: “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the SEC.
Contacts
First Solar Investors
David Brady
+1 602 414-9315
dbrady@firstsolar.com
or
Steve Haymore
+1 602 414-9315
stephen.haymore@firstsolar.com
First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$851,346	$1,325,072
Marketable securities	497,521	439,102
Accounts receivable trade, net	237,924	136,383
Accounts receivable, unbilled and retainage	564,887	521,323
Inventories	385,247	388,951
Balance of systems parts	58,816	133,731
Deferred project costs	312,065	556,957
Deferred tax assets, net	107,265	63,899
Assets held for sale	20,728	132,626
Prepaid expenses and other current assets	134,470	94,720
Total current assets	3,170,269	3,792,764
Property, plant and equipment, net	1,369,659	1,385,084
PV solar power systems, net	48,547	—
Project assets and deferred project costs	1,002,494	720,916
Deferred tax assets, net	245,080	296,603
Restricted cash and investments	370,594	279,441
Goodwill	84,985	84,985
Other intangible assets, net	116,935	117,416
Inventories	124,520	129,664
Other assets	78,932	76,629
Total assets	$6,612,015	$6,883,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$187,530	$261,333
Income taxes payable	40,708	6,707
Accrued expenses	294,668	320,077
Current portion of long-term debt	60,838	60,543
Payments and billings for deferred project costs	425,654	642,214
Other current liabilities	201,845	297,187
Total current liabilities	1,211,243	1,588,061
Accrued solar module collection and recycling liability	249,990	225,163
Long-term debt	133,836	162,780
Other liabilities	348,991	404,381
Total liabilities	1,944,060	2,380,385
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 100,177,488 and 99,506,941 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	100	100
Additional paid-in capital	2,661,120	2,646,022
Accumulated earnings	1,999,306	1,882,771
Accumulated other comprehensive income (loss)	7,429	(25,776)
Total stockholders’ equity	4,667,955	4,503,117
Total liabilities and stockholders’ equity	$6,612,015	$6,883,502

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$544,353	$519,760	$1,494,511	$1,274,965
Cost of sales	451,628	379,662	1,165,075	965,541
Gross profit	92,725	140,098	329,436	309,424
Operating expenses:
Research and development	32,659	30,964	71,432	60,895
Selling, general and administrative	57,667	66,265	116,331	140,730
Production start-up	491	1,392	491	2,768
Restructuring and asset impairments	—	2,381	—	4,728
Total operating expenses	90,817	101,002	188,254	209,121
Operating income	1,908	39,096	141,182	100,303
Foreign currency gain (loss)	21	(1,068)	(558)	550
Interest income	4,533	3,405	8,854	8,352
Interest expense, net	(930)	(875)	(1,340)	(1,625)
Other (expense) income, net	(3,170)	504	(4,916)	(329)
Income before income taxes	2,362	41,062	143,222	107,251
Income tax (benefit) expense	(2,166)	7,464	26,687	14,511
Net income	$4,528	$33,598	$116,535	$92,740
Net income per share:
Basic	$0.05	$0.38	$1.17	$1.05
Diluted	$0.04	$0.37	$1.14	$1.03
Weighted-average number of shares used in per share calculations:
Basic	100,148	89,201	99,871	88,209
Diluted	101,814	91,142	101,820	90,265

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